Exhibit 10.1

AS ADOPTED
SENIOR LEADERSHIP TEAM

CREE SEVERANCE PLAN - SENIOR LEADERSHIP TEAM

PLAN DOCUMENT AND SUMMARY PLAN DESCRIPTION

Effective as of April 30, 2018

Cree, Inc. (“Cree”) has established the Cree SLT Severance Plan (the “Plan”) to provide benefits to certain senior leadership executives of Cree and its Affiliates (collectively referred to as the “Company”) in the event of the termination of their employment under certain circumstances described in this document. The Plan is effective as of April 30, 2018, and shall continue in effect until terminated by the Company.

This document constitutes both the formal Plan document and a summary of the Plan, called a Summary Plan Description (“SPD”). Each Participant must also execute a Participation Agreement as a condition of participation. Participants are encouraged to read this SPD carefully so that they understand the Plan as it applies to them and to keep this document in a safe place for future reference.

1.    PURPOSE OF THE PLAN

The purpose of the Plan is to provide income and other benefits to certain executives who are direct reports to the Chief Executive Officer and serve on the senior leadership team (defined below as an “SLT Executive” or collectively, “SLT Executives”) who become eligible to participate in the Plan (hereinafter “Participant” or collectively, “Participants”). This Plan is an employee welfare benefit plan and subject to ERISA. Benefits payable under the Plan shall constitute unsecured and unfunded general obligations of the Company payable from its general assets, and the Company shall not be required to establish any special fund or trust for purposes of paying benefits under the Plan. Benefits under the Plan are not payments for past services. The Plan is available only to Participants who meet all eligibility requirements as defined herein, and is not available to any other employees of the Company or its Affiliates.
2.    PLAN ADMINISTRATOR

2.1.    Designation.    The Compensation Committee of the Cree Board of Directors (the “Committee”) is the Plan Administrator. Any questions concerning the Plan should be directed to: Senior Vice President, Human Resources, Cree, Inc., 4600 Silicon Drive, Durham, NC 27703. The telephone number for the Plan Administrator is (919) 313-5300. The Plan Administrator is designated as the agent for service of legal process and can be served at the address given above. Records of the Plan are kept on a fiscal year basis. The Plan Year ends on the last day of Cree’s fiscal year each year. Cree’s Employer Identification Number is 56-1572719. The Plan number is ____.

2.2.    Authority. The Plan Administrator may adopt such rules and regulations and make such decisions as it deems necessary or desirable for the proper administration of the Plan. The Plan Administrator shall have the absolute discretionary authority to determine eligibility to determine participation in the Plan, eligibility for benefits, to interpret the provisions of the Plan, and to take such other action as it deems appropriate. Determinations of the Plan Administrator shall be conclusive and binding upon all affected persons, and there shall be no appeal from any ruling by the Plan Administrator that is within its authority, except as provided in this document. When making a determination or calculation, the Plan Administrator shall be entitled to rely upon information furnished to it by the Company’s employees and agents. The Plan Administrator may delegate any of its duties under the Plan to such individuals or entities from time to time as it may designate.
2.3.    Definitions. Terms used herein that are not otherwise defined shall have the following definitions:

2.3.1    “2013 Plan” shall mean the Company’s 2013 Long-Term Incentive Compensation Plan.

2.3.2    “2004 Plan” shall mean the Company’s 2004 Long-Term Incentive Compensation Plan, as amended.

2.3.3    “Affiliates” shall mean: (i) any company’s parent, subsidiary or related entities; and/or (ii) any entity directly or indirectly controlled or beneficially owned in whole or part by a company or a company’s parent, subsidiary or related entities.

2.3.4    “Board” shall mean the Cree Board of Directors.

2.3.5    “Business Unit” shall mean a material subsidiary or a business division or business segment of the Company.

2.3.6    “Cause” means (i) an SLT Executive’s willful and continued failure to substantially perform the reasonable and lawful duties and responsibilities of the SLT Executive’s position that is not corrected after one (1) written warning detailing the concerns and offering SLT Executive a reasonable period of time to cure; (ii) any material and willful failure of an SLT Executive to comply with Company policies (including but not limited to the Company’s Code of Conduct), applicable government laws, rules and regulations and/or reasonable directives of the CEO or Board; (iii) any dishonest or illegal action (including, without limitation, embezzlement) or any other action whether or not dishonest or illegal by an SLT Executive which is materially detrimental to the interest and well-being of the Company, including, without limitation, harm to its reputation; (iv) an SLT Executive’s failure to fully disclose any material conflict of interest that the SLT Executive may have with the Company in a transaction between the Company and any third party which is materially detrimental to the interest and well-being of the Company; (v) an SLT Executive’s commission of any act or omission that has caused or could cause material reputational damage to the Company; (vi) an SLT Executive’s conviction of, or plea of nolo contendere to, or grant of prayer of judgment continued with respect to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; or (vii) an SLT Executive’s material breach of the SLT Executive’s Confidential Information Agreement.

2.3.7    “Change in Control” will be deemed to have occurred upon the happening of any of the following events:

(i)Any “Person” as defined in Section 3(a)(9) of the Securities and Exchange Act of 1934, as now in effect or as hereafter amended (the “Act”), including a “group” (as that term is used in Sections 13(d)(3) and 14(d)(2) of the Act), but excluding Cree or any of its Affiliates and any employee benefit plan sponsored or maintained by any Cree Affiliate (including any trustee of such plan acting as trustee), who together with its “affiliates” and “associates” (as those terms are defined in Rule 12b-2 under the Act) becomes the “Beneficial Owner” (within the meaning of Rule 13d-3 under the Act) of more than 50% of the then-outstanding shares of common stock of the Company or the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of its directors. For purposes of calculating the number of shares or voting power held by such Person and its affiliates and associates under this clause (i), there shall be excluded any securities acquired by such Person or its affiliates or associates directly from any Company Affiliate;

(ii)A sale or other disposition of all or substantially all of the Company’s assets is consummated, other than such a sale or disposition that would not have constituted a Change of Control under clause (iv) below had it been structured as a merger or consolidation;

(iii)The shareholders of the Company approve a definitive agreement or plan to liquidate the Company;

(iv)A merger or consolidation of the Company with and into another entity is consummated, unless immediately following such transaction (1) more than 50% of the members of the governing body of the surviving entity were Incumbent Directors (as defined in clause (v) below) at the time of execution of the initial agreement providing for such transaction, (2) no “Person” (as defined in clause (i) above), together with its “affiliates” and “associates” (as defined in clause(i) above), is the “Beneficial Owner” (as defined in clause (i) above), directly or indirectly, of more than 50% of the then-outstanding equity interests of the surviving entity or the combined voting power of the then-outstanding equity interests of the surviving entity entitled to vote generally in the election of members of its governing body, and (3) more than 50% of the then-outstanding equity interests of the surviving entity and the combined voting power of the then-outstanding equity interests of the surviving entity entitled to vote generally in the election of members of its governing body is “Beneficially Owned”, directly or indirectly, by all or substantially all of the individuals and entities who were the “Beneficial Owners” of the shares of common stock of the Company immediately prior to such transaction in substantially the same proportions as their ownership immediately prior to such transaction;

(v)During any period of 24 consecutive months during the employment of an SLT Executive, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such 24 month period shall be deemed to have satisfied such 24 month requirement, and be an Incumbent Director, if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually, because they were directors at the beginning of such 24 month period, or by prior operation of this clause (v), but excluding for this purpose any such individual whose initial assumption of office is in connection with an actual or threatened election context subject to Rule 14a-11 of Regulation 14A promulgated under the Act or other actual or threatened solicitation of proxies or consents by or on behalf of a “Person” (as defined in clause(i) above) other than the Board; or

(vi)The sale, transfer or other disposition of all or substantially all of the stock or assets of a Business Unit, responsibility for which was the primary duty of an applicable Participant (e.g., as the General Manager or similar position for such Business Unit), or a similar transaction as the Board, in each case, in its sole discretion, may determine to be a Change in Control for Participants under this Plan; provided, however, that for the avoidance of doubt, the term “Change in Control” shall not include (i) a transaction the sole purpose of which is to change the state of the Company’s incorporation; or (ii) the initial public offering of the stock of a Business Unit of the Company, and any subsequent sell down of the stock of the Business Unit by the Company.

2.3.8    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

2.3.9    “Code” shall refer to the Internal Revenue Code of 1986, as amended.

2.3.10    “Committee” shall mean the Compensation Committee of the Cree Board of Directors.

2.3.11    “Company” means Cree, Inc. and its Affiliates.

2.3.12    “Confidential Information Agreement” shall refer to the most recent version of any agreement regarding confidential information, intellectual property, nonsolicitation or noncompetition in effect for a Participant as of the Separation Date; provided that, with respect to a Participant’s post-termination obligations, it shall refer to the version of such agreement in effect as of the Participant’s Separation Date.

2.3.13    “Cree” means Cree, Inc.

2.3.14    “Employment Agreement” shall mean a written employment agreement executed with the Company that provides for severance benefits.

2.3.15    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

2.3.16    “General Release” shall mean the general release of claims described in Section 4.3.

2.3.17    “Good Reason” means the occurrence of any of the following, without an SLT Executive’s consent and not due to Cause: (i) a material reduction in an SLT Executive’s authority, duties or responsibilities, provided however, that this clause (i) will not apply to the sale, transfer or other disposition of all or substantially all of the stock or assets of a Business Unit for which the applicable Participant was not the primary executive responsible for such Business Unit; (ii) a material reduction in an SLT Executive’s annual base salary, target annual compensation (bonus), or long-term incentive compensation (including, but not limited to equity compensation); (iii) the Company requiring an SLT Executive to report to anyone other than the CEO of Cree; or (iv) the Company requiring an SLT Executive to relocate SLT Executive’s principal place of business or the Company relocating its headquarters, in either case to a facility or location outside of a thirty-five (35) mile radius from an SLT Executive’s current principal place of employment; provided, however, that an SLT Executive will only have Good Reason if he provides notice to the CEO of the Company of the existence of the event or circumstances constituting Good Reason specified in any of the preceding clauses within ninety (90) days of the initial existence of such event or circumstances and if such event or circumstances are not cured within thirty (30) days after an SLT Executive gives such written notice. If an SLT Executive initiates a termination of employment for Good Reason, the actual date on which employment is terminated must occur within thirty (30) days after expiration of the cure period. an SLT Executive’s failure to timely give notice of the occurrence of a specific event that would otherwise constitute Good Reason will not constitute a waiver of an SLT Executive’s right to give notice of any new subsequent event that would constitute Good Reason that occurs after such prior event (regardless of whether the new subsequent event is of the same or different nature as the preceding event). An SLT Executive’s actions approving in writing (or by such other means as is reliable and verifiable) any change, reduction, requirement or occurrence (that otherwise may be considered Good Reason) in an SLT Executive’s role as with the Company will be considered consent for the purposes of this Good Reason definition.

2.3.18    “In Connection with a Change in Control” means an SLT Executive’s employment is terminated as provided in Section 4.2 either within (i) the period of time between the commencement of a tender offer or the Company and another party entering into a written agreement that contemplates a transaction the consummation of either of which would result in a Change in Control as defined in Subsections (i), (ii), (iv) or (v) of such definition and the occurrence of either the resulting Change in Control or the termination or expiration of the tender offer or the written agreement without the occurrence of a Change in Control, or (ii) twenty four (24) months following a Change in Control (including without limitation a resulting Change in Control as described in the preceding clause (i)).

2.3.19    “LTD Disability” means that an SLT Executive is “Partially Disabled” or “Totally Disabled” within the meaning of the Company’s current long-term disability plan (or such similar term or terms in any long-term disability plan of the Company that replaces its current long-term disability plan) and has satisfied the waiting period for benefits eligibility under such plan.

2.3.20    “Options” shall mean options to purchase Company stock granted to Participant under the 2013 Plan or the 2004 Plan.

2.3.21    “Parachute Tax” shall mean the excise tax imposed by Section 4999 of the Code.

2.3.22    “Participant” shall mean an SLT Executive who meets the eligibility requirements set forth in Section 3.1 and who is not excluded from participation under Section 3.2.

2.3.23    “Participation Agreement” shall mean the agreement provided by the Company that an executive must sign as a condition of eligibility for benefits under this Plan.

2.3.24    “Plan” shall mean the Cree SLT Severance Plan - Senior Leadership Team.

2.3.25    “Plan Administrator” is the Compensation Committee of the Cree Board of Directors, as set forth in Section 2.1.

2.3.26    “Post-Termination Vesting Period” shall mean the twelve (12) month period beginning on and immediately following the Separation Date.

2.3.27    “PSUs” shall mean performance stock units granted to Participant under the 2013 Plan.

2.3.28    “PTO” shall mean paid time away from work earned under the Company’s paid time off policy.

2.3.29    “Qualifying Termination” shall mean the termination of employment described in Section 3.1.2.

2.3.30    “RSUs” shall mean restricted stock units granted to Participant under the 2013 Plan.

2.3.31    “Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended and the corresponding Treasury regulations and guidance promulgated thereunder.

2.3.32    “Separation Date” is the date on which a Participant’s employment with the Company ends, as described in Section 3.3.

2.3.33    “Severance Benefits” are those benefits described in Sections 4.1 and 4.2 of this Plan.

2.3.34    “Severance Pay” is the amount of pay a Participant is eligible to receive under this Plan, as described in Sections 4.1 or 4.2.

2.3.35    “Severance Pay Exemption” shall mean the involuntary separation pay exemption specified in Treasury Regulation §1.409A- 1(b)(9)(iii).

2.3.36    “Severance Period” shall be the period during which a Participant receives Severance Benefits due pursuant to Section 5.1.1 and Section 5.1.2.

2.3.37    “Short-Term Deferral Deadline” shall mean the date that is 2-½ months following the later of the last day of the calendar year containing the Separation Date and the last day of the Company’s fiscal year containing the Separation Date.

2.3.38    “Six-Month Delay Payment Date” shall have the meaning provided in Section 5.5.3 of this Plan.

2.3.39    “SLT Executive” shall mean a senior management employee who directly reports to the Chief Executive Officer (“CEO”) of Cree, Inc., excluding any administrative or executive assistants or other non-managerial employees, has been informed in writing by the CEO that he or she is eligible for participation in this Plan, and has executed a Participation Agreement on the form provided by the Company.

2.3.40    “SPD” shall mean the Summary Plan Description for the Plan as set forth herein.

2.3.41    “Specified Employee” will have the meaning prescribed by Subsection 409A(a)(2)(B)(i) of the Code, as such meaning may be amended from time to time.

3.    ELIGIBILITY AND PARTICIPATION

3.1.    Eligibility Requirements. An SLT Executive shall become eligible for benefits under this Plan and will become a Participant in the Plan if all of the following criteria are met:

3.1.1    an SLT Executive is notified in writing by the Committee that he or she is eligible to participate in this Plan, and such SLT Executive has executed an agreement with the Company terminating any prior CIC Agreement and waiving any rights under the Company’s Severance Plan for Section 16 Officers, dated August 18, 2008, as amended October 28, 2013, or under any prior agreement or offer letter, and has entered into a Participation Agreement under this Plan;

3.1.2    An SLT Executive’s employment is terminated by the Company without Cause or the SLT Executive terminates his or her employment for Good Reason (hereinafter referred to as a “Qualifying Termination”);

3.1.3    On or before the Separation Date, an SLT Executive has reimbursed the Company in full for any outstanding amounts due by the SLT Executive for use of the Company issued credit card, or for any other amounts due to the Company, unless otherwise prohibited by applicable state law;

3.1.4    an SLT Executive executes, and does not revoke, a General Release as provided in Section 4.3;

3.1.5    an SLT Executive has timely returned all Company property, data, information and material, and has provided documentation required by the Company of such return, and complies with all restrictions under any agreement with the Company regarding competition, solicitation, proprietary information and confidentiality, including but not limited to the Confidential Information Agreement; and

3.1.6    an SLT Executive is not deemed ineligible under Section 3.2.

Eligibility for participation in the Plan is not contingent upon the SLT Executive’s retirement.

3.2.    Eligibility Exclusions. An SLT Executive shall not be eligible to participate under the Plan if any of the following occur:

3.2.1    An SLT Executive’s employment is terminated by the Company for Cause, as determined in the sole discretion of the Committee;

3.2.2    An SLT Executive voluntarily terminates his or her employment without Good Reason;

3.2.3    An SLT Executive’s employment is terminated due to death or LTD Disability; or

3.2.4    An SLT Executive who: (i) violates any restrictions under any agreement with the Company regarding competition or solicitation, including but not limited to the Confidential Information Agreement, (ii) discloses any of the Company’s trade secrets or confidential or proprietary information in violation of the Confidential Information Agreement, (iii) violates any of the terms and conditions of any General Release executed by the Participant, or (iv) otherwise engages in conduct that may materially adversely affect the Company’s reputation or business relations.

3.3.    Separation Date. The Separation Date for a Participant experiencing a Qualifying Termination under this Plan shall occur: (i) as indicated on the written notice provided by the Company in the event of a termination without Cause, or, (ii) in the event of a termination by a Participant for Good Reason, on the date specified by a Participant, in written notice, which date shall be no later than thirty (30) days after expiration of the cure period described in Section 2.3.17. The Participant is required to fulfill his or her regular job duties, unless placed on paid administrative leave by the Company, between the date either the Company provides notification of the Participant’s termination of employment without Cause, or the date the Participant provides notice to the Company of termination for Good Reason, as applicable, and the Separation Date.

3.4.    Reservation of Rights. Nothing in this Plan shall in any way alter the at-will nature of the employment relationship between any SLT Executive and the Company, nor shall it be deemed to limit the ability of the Company to terminate the employment of any SLT Executive at any time, with or without cause, and with or without notice.

4.    SEVERANCE BENEFITS

A Participant will be eligible for benefits under either Section 4.1 or Section 4.2, but a Participant shall not be eligible for benefits under both Sections 4.1 and 4.2. In addition, any Participant who has executed a written employment agreement (hereinafter “Employment Agreement”) with the Company that provides for severance benefits shall receive the greater of the severance benefits provided in this Section 4 or the post-termination payments to which the Participant is entitled under any Employment Agreement as a result of a Qualifying Termination, but the Participant shall not be entitled to both severance benefits under this Plan and compensation under such Employment Agreement.
4.1.    Compensation upon Termination without Cause or for Good Reason (Not in Connection with a Change in Control). A Participant who experiences a Qualifying Termination that is not In Connection with a Change in Control, subject to continuing eligibility under and compliance with the other requirements of this Plan, shall become entitled to the following benefits:
4.1.1    Severance Pay. Payment of an amount equal to twelve (12) months of the Participant’s regular salary as of the Separation Date, subject to all applicable taxes and withholdings, to be paid in accordance with Section 5.1.1 of this Plan.

4.1.2    Bonus. Payment of an amount equal to the amount of the Participant’s annual targeted bonus opportunity at the target level for the year during which the Separation Date occurs, to be paid in accordance with Section 5.1.1 of this Plan.

4.1.3    COBRA Reimbursement. The Company shall reimburse Participant for the additional costs of continuing the Participant’s Company sponsored group medical, dental and vision coverage under COBRA applicable to the type of medical, dental and vision coverage in effect for the Participant (e.g., family coverage vs. employee-only coverage) as of the Separation Date for the 12-month period following the Separation Date, or until the Participant is eligible for new group healthcare coverage, whichever is shorter. Reimbursements shall be made to the Participant in accordance with Section 5.1.1 of this Plan. Nothing in this Plan constitutes a guarantee of COBRA continuation coverage or benefits or a guarantee of eligibility for health benefits and the Participant bears full responsibility for applying for COBRA continuation coverage. A Participant is required to immediately notify the Company when he or she is eligible for new group healthcare coverage, and failure to do so will provide the Company with the right to be reimbursed for any payments made after the Participant became eligible for such new coverage.

4.1.4    Consulting and Continued Vesting for Certain Options, RSUs and PSUs. Conditioned upon Participant’s fulfillment of Participant’s obligations for consulting, to the extent requested by the Plan Administrator, which will be described in more detail in the General Release Agreement attached hereto as Exhibit A, and continued compliance with all other terms of this Plan through each applicable vesting date, and notwithstanding any provision in any award agreement to the contrary:

4.1.4.1
any RSUs or Options granted to Participant under the 2013 Plan or the 2004 Plan that are subject to time-based vesting requirements only that are unvested as of the Separation Date and would have vested within the twelve (12) month period beginning on and immediately following the Separation Date (the “Post-Termination Vesting Period”) had Participant’s employment not terminated on the Separation Date, shall continue to vest and become exercisable (in the case of Options) or settle and pay out (in the case of RSUs) in accordance with the time-based vesting schedule that would have applied had Participant’s employment not terminated; and

4.1.4.2
any unvested PSUs granted to Participant under the 2013 Plan prior to the Separation Date that would have vested within the Post-Termination Vesting Period had Participant’s employment not terminated on the

Separation Date shall continue to vest during the Post-Termination Vesting Period in accordance with the terms of the award as if Participant’s employment had not terminated hereunder provided Participant complies with all of the terms of this Plan through each vesting date. PSUs that vest hereunder shall be paid out based upon actual performance in accordance with the terms of the 2013 Plan and the applicable award agreement, including prorating for the portion of time Participant provided services to the Company over the course of the applicable performance period and the Post-Termination Vesting Period as applicable.

Except as expressly provided in this Section 4.1.4, all Options, RSUs and PSUs shall remain subject to the terms and conditions of such awards, the 2013 Plan and the 2004 Plan. For clarity and the avoidance of doubt, Participant acknowledges and agrees that all unvested Options, RSUs or PSUs as of the Separation Date scheduled to vest after the Post-Termination Vesting Period shall be immediately and irrevocably forfeited as of the Separation Date. Participant agrees to execute any documents necessary to permit the vesting of shares contemplated in this Section 4.1.4. For purposes of the continued vesting set forth in this Section 4.1.4., Participant’s service as a consultant during the Post Termination Vesting Period shall be deemed continued service under the Company’s equity plans, programs or agreements.
4.1.5    Outplacement. The Participant shall be entitled to receive outplacement benefits for a twelve (12) month period, pursuant to an outplacement program of the Company’s choosing, to commence as provided in Section 5.1.1.

4.2.    Compensation upon Termination without Cause or for Good Reason (In Connection with a Change in Control). A Participant who experiences a Qualifying Termination In Connection with a Change in Control, subject to continuing eligibility under and compliance with the requirements of this Plan, shall become entitled to the following benefits:

4.2.1    Severance Pay. Payment of an amount equal to eighteen (18) months of the Participant’s regular salary as of the Separation Date, subject to all applicable taxes and withholdings, to be paid in accordance with Section 5.1.2 of this Plan.

4.2.2    Bonus. Payment of an amount equal to 1.5 times the amount of the Participant’s annual targeted bonus opportunity at the target level for the year during which the Separation Date occurs, to be paid in accordance with Section 5.1.2 of this Plan.

4.2.3    COBRA Reimbursement. The Company shall pay to Participant an amount equal to eighteen (18) multiplied by the COBRA premium in effect for the type of medical, dental and vision coverage in effect for Participant (e.g., family coverage vs. employee-only coverage) on the Separation Date, to be paid in accordance with Section 5.1.2 of this Plan. Nothing in this Plan constitutes a guarantee of COBRA continuation coverage or benefits or a guarantee of eligibility for health benefits and the Participant bears full responsibility for applying for COBRA continuation coverage.

4.2.4    Acceleration of Vesting for Certain Options, RSUs and PSUs. Notwithstanding any provision in any award agreement to the contrary, and subject to Participant’s execution of a General Release: (i) any RSUs or Options granted to Participant under the 2013 Plan or the 2004 Plan that are subject to time-based vesting requirements only shall become fully vested as of the Separation Date; and (ii) any unvested PSUs shall be deemed to have vested and been achieved at the greater of (a) the target level and (b) the actual performance level (with the date of the Change in Control being treated as the ending date for the measurement period and the effective stock price of the Change in Control being used for the calculation of relative total shareholder return).

4.2.5    Outplacement. The Participant shall be entitled to receive outplacement benefits for a twelve (12) month period pursuant to an outplacement program of the Company’s choosing, to commence as provided in Section 5.1.2.

4.3.    General Release.
The receipt of any Severance Benefits pursuant to Sections 5.1.1 or 5.1.2 will be subject to Participant’s signing and not revoking a release of claims (the “General Release”) as requested by the Company in substantially the form attached as Exhibit A, but with any appropriate modifications, reflecting changes in applicable law, as are necessary or appropriate to provide the Company with the protection it would have if the release were executed as of the Effective Date. No severance will be paid or provided unless and until the applicable General Release required is timely executed and returned by Participant to the Company, it becomes effective, and has not been timely revoked in accordance with the terms thereof prior to the date on which the applicable severance payments are required to commence under Sections 5.1.1 or 5.1.2, as applicable. The Company will provide the applicable General Release to Participant within five (5) days of the Separation Date and Participant must execute it within the time period specified in the General Release (which shall not be longer than forty-five (45) days from the date of receipt). Participant’s receipt of continued severance payments will be subject to Participant continuing to comply with the terms of the General Release and the Confidential Information Agreement, as modified by Section 4.4, as applicable. Any Participant who breaches the General Release shall lose his or her eligibility to participate in the Plan, and shall be liable for reimbursing the Company for all compensation and benefits received by him or her pursuant to the Plan. In such event, the Company may immediately cease providing any further compensation and benefits under this Plan, and the Participant will remain obligated to comply with the General Release and the Confidential Information Agreement, as modified by Section 4.4, as applicable.
4.4.    Additional Conditions for Receipt of Severance Benefits.
As an additional condition of receiving Severance Benefits under Section 4.2 of this Plan, the General Release will provide that Participant agrees that the terms of any applicable Confidential Information Agreement will be amended to provide that the post-separation restrictive period applicable to Participant’s obligations to avoid competition and to refrain from soliciting customers and employees as set forth in the applicable Confidential Information Agreement shall be extended until the end of the eighteen (18) month period following the Separation Date or the period used to calculate continued salary payments under this Plan, whichever period is longer.
4.5.    COBRA Rights.
A Participant will not have group health care coverage after his or her Separation Date under Cree’s group health plans unless a timely election is made to continue coverage under such plans in accordance with the provisions of COBRA and related regulations.

If a Participant receiving or entitled to receive Plan benefits elects continuation coverage under COBRA, the Participant and his or her dependents shall be responsible for paying the entire COBRA premium for the duration of the applicable COBRA continuation period.
4.6.    Loss of Eligibility.
Any Participant who: (i) violates any restrictions under any agreement with the Company regarding competition or solicitation, including but not limited to the Confidential Information Agreement, (ii) discloses any of the Company’s trade secrets or confidential or proprietary information, (iii) violates any of the terms and conditions of any General Release executed by the Participant, or (iv) otherwise engages in conduct that may adversely affect the Company’s reputation or business relations, shall lose his or her eligibility to participate in the Plan, and shall be liable for reimbursing the Company for all compensation and benefits previously received by him or her pursuant to the Plan.
4.7.    Other Benefit Plans.
All Participants will cease to be employees on their Separation Dates and will no longer be eligible to participate in any welfare or pension plans maintained by the Company, except as otherwise provided in such plans, or as required by applicable law.
4.8.    Deemed Fulfillment of Performance Conditions for Certain PSUs Upon a Change in Control.
Notwithstanding any provision in any award agreement to the contrary, and subject to Participant’s execution of a General Release, for any Participant that has any unvested PSUs as of the effective date of a Change in Control, but such Participant does not also experience a Qualifying Termination on the effective date of such Change in Control, for such unvested PSUs, the performance condition for all such unvested PSUs shall be deemed to have been met as of such effective date, and achieved at the greater of (a) the target level and (b) the actual performance level (with the date of the Change in Control being treated as the ending date for the measurement period and the effective stock price of the Change in Control being used for the calculation of relative total shareholder return). Such PSUs after the effective date of the Change in Control shall continue to time-vest in accordance with the terms of the award, subject to Participant complying with all of the terms of this Plan through the applicable time-vesting date(s); provided, however, that any then remaining unvested PSUs shall immediately vest in full in the event of a Participant’s subsequent Qualifying Termination.
5.    PAYMENT OF BENEFITS

5.1.    General. Participants who execute, return and do not revoke or breach the General Release agreement as provided under Section 4.3 will be provided benefits in accordance with the following schedule, subject to Section 5.5.3:

5.1.1    Severance Benefits Due Under Section 4.1. Severance Pay and the COBRA reimbursements due under Sections 4.1.1 and 4.1.3 will be paid in equal installment payments over the applicable Severance Period in accordance with the Company’s regular payroll cycle as it existed on the Separation Date, beginning on the first regular pay date falling at least three (3) business days after the Participant’s General Release has become effective, provided, however, that such Severance Pay must begin within seventy-five (75) days of the Participant’s Separation Date unless the seventy-five (75) day period begins in one taxable year and ends in another taxable year, in which case no payment shall be made until the beginning of the second taxable year.

Payment of the bonus under Section 4.1.2 will be made in one lump sum within seventy-five (75) days following the Separation Date, and the outplacement assistance provided under Section 4.1.5 will commence within ten (10) calendar days after the Participant’s General Release has become effective.

5.1.2    Severance Benefits Due Under Section 4.2. Severance Pay due under Section 4.2.1 will be paid in equal installment payments over the applicable Severance Period in accordance with the Company’s regular payroll cycle as it existed on the Separation Date, beginning on the first regular pay date falling at least three (3) business days after the Participant’s General Release has become effective, provided, however, that such Severance Pay must begin within seventy-five (75) days of the Participant’s Separation Date unless the seventy-five (75) day period begins in one taxable year and ends in another taxable year, in which case no payment shall be made until the beginning of the second taxable year. Payment of the amounts due under Sections 4.2.2 and 4.2.3 will be made in one lump sum within seventy-five (75) days following the Separation Date, and the outplacement assistance provided under Section 4.2.5 will commence within ten (10) calendar after the Participant’s General Release has become effective.

5.2.    Form of Payment and Withholdings. Payment of amounts due under the Plan shall be paid by direct deposit or live check, which will be mailed to the Participant at his or her last known address in the possession of the Company. The Company shall withhold from any payments hereunder any federal and state income and payroll taxes as required by law.

5.3.    Death of Participant.
If a Participant dies before all amounts have been paid in accordance with the Plan, any unpaid amounts shall, following written notification to the Plan Administrator, be paid to the Participant’s estate. If the Participant dies before executing the General Release, the executor or administrator of the Participant’s estate may execute such General Release. The estate shall be subject to any conditions of the Plan as if it were the Participant.
5.4.    Incapacity of Participant.
If a Participant becomes physically or mentally incompetent, the Plan Administrator, in the Plan Administrator’s sole and absolute discretion, which decision shall be final and binding, may make payment in one or more of the following ways: (a) directly to such Participant; (b) to his or her legal guardian; or (c) to his or her spouse or to any person charged with his or her care or support. Any such payment will completely discharge the obligation of the Plan and shall be made on the same basis that the payment would have been made to the Participant had he or she survived.
5.5.    Section 409A of the Internal Revenue Code.

5.5.1    Intention. The parties intend that any payments or benefits hereunder that shall constitute non-qualified deferred compensation within the meaning of Section 409A shall be exempt from Section 409A or administered in compliance with Section 409A and all provisions of this Plan shall be construed in a manner consistent with such intention. In addition, the parties intend that any payment qualifying for a Section 409A exemption be treated as such to the maximum extent permitted by law. For purposes of Section 409A, each installment payment of severance benefits and any other payment made as part of a series of installment payments hereunder shall be considered a separate and distinct payment. All such payments made after the

Short-Term Deferral Deadline are intended to be exempt from Section 409A under the severance pay exemption specified in Treasury Regulation §1.409A- 1(b)(9)(iii) (the “Severance Pay Exemption”) to the maximum extent permitted under Section 409A.

5.5.2    Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Services.

5.5.3    Delay in Payments. If the Company determines in accordance with Sections 409A and 416(i) of the Code and the regulations promulgated thereunder, in the Company’s sole discretion, that a delay in benefits provided under this Plan is necessary to comply with Code Section 409A(A)(2)(B)(i) since a Participant is a Specified Employee thereunder, then any post separation payments and any continuation of benefits or reimbursement of benefit costs provided under this Plan, and not otherwise exempt from Section 409A, shall be delayed for a period of six (6) months following the date of a Participant’s separation from service (the “409A Delay Period”). In such event, any post separation payments and the cost of any continuation of benefits provided under this Plan that would otherwise be due and payable to a Participant during the 409A Delay Period shall not commence until, and shall be made to the Participant in a lump sum cash amount on the first business day after the date that is six (6) months following the Participant’s Separation from Service and in such event the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the six-month period following the Participant’s Separation from Service.

5.5.4    Parachute Payment Limitation. In the event amounts payable under this Plan Agreement or otherwise are contingent on a Change in Control for purposes of Section 280G of the Code, and it is determined by a public accounting firm or legal counsel authorized to practice before the Internal Revenue Service selected by the Company that any payment or benefit made or provided to Participant in connection with this Plan or otherwise (“Payment” or collectively, the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Parachute Tax”), the Payments under this Plan shall be payable in full or, if applicable, in such lesser amount which would result in no portion of such Payments being subject to the Parachute Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Parachute Tax, results in Participant’s receipt, on an after-tax basis, of the greatest amount of Payments under this Plan.  If Payments are reduced pursuant to this paragraph, cash severance payments under Section 4.2 shall first be reduced, and the other benefits under this Plan shall thereafter be reduced, to the extent necessary so that no portion of the Payments is subject to the Parachute Tax.

5.6.    No Deductions for Other Employment.
Any amount payable to any Participant shall not be reduced by reason of the Participant securing other employment outside the Company, unless provided otherwise herein.

6.    CLAIMS

6.1.    Procedure. All claims for benefits must be submitted in writing to the Plan Administrator. If a claim is denied in whole or in part, the Participant will receive a written explanation for denial. If a claim is denied, the written explanation will state:

(a)	the specific reasons why the claim has been denied;

(b)	exact references to the Plan provisions that deal with the claim and why it was denied;

(c)	any additional materials or information needed for the claim to be processed and an explanation of why the materials or information are needed; and

(d)	an explanation of the procedure for appealing the claim.
6.2.    Response and Appeal. If it takes more than ninety (90) days to process a claim, the Participant will be notified of the extension and the date the Participant can expect a decision. If a response to the Participant’s claim is not received within ninety (90) days, the claim is considered denied and the Participant may use the appeal procedure. In the event of the denial of a claim, the Participant or beneficiary has the right to file a written request for a review of the denial with the Plan Administrator within sixty (60) days after the Participant receives written notice of the denial. The Plan Administrator will conduct a full and fair review of the claim for benefits. The Plan Administrator will deliver to the Participant a written decision on that claim within sixty (60) days after the receipt of the request for review, except that if there are special circumstances (such as the need to gather and review additional information) requiring an extension of time for processing, the sixty (60) day period may be extended up to one hundred twenty (120) days. If an appeal is denied, the written decision will include:

(a)	the specific reasons for the decision;

(b)	exact references to the Plan provisions on which the decision is based, if applicable;

(c)
a statement that the Participant is entitled to receive, on request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and

(d)	information concerning the Participant’s right to bring a civil action for benefits.
7.    EXCEPTIONS

The Company reserves the right to, and may on a case-by-case basis where special circumstances so warrant, provide to an employee or class of employees outside the Plan supplemental benefits or benefits of a similar nature (but not necessarily the same) when no benefits would have been payable under the terms of the Plan. If either event occurs, it shall be deemed to be a single event and not a separate on-going plan or program, it shall not be a part of the Plan, and it shall create no rights for any employee other than an employee covered by the terms of the specific action taken by the Company. The Company also reserves the right, as determined in the Company’s sole discretion where warranted, to depart from the benefits specified in Section 4 and adjust such benefits upward or downward accordingly.
8.    ASSIGNMENT OF BENEFITS

Except as required by applicable law or as otherwise specifically allowed under the terms of this Plan, none of the benefits under the Plan shall in any manner be assigned, pledged, hypothecated, anticipated, garnished, or in any way made subject to any lien, and any attempt to do so shall be void.
9.    PARTICIPANT’S ERISA RIGHTS

9.1.    General. A Participant is entitled to certain rights and protections under ERISA. ERISA provides that all Plan Participants shall be entitled to:

(a)
Examine, without charge, at the Plan Administrator’s office, located at Cree, Inc., 4600 Silicon Drive, Durham, NC 27703, and at other work locations, all Plan documents, and copies of all documents filed by the Plan with the U.S. Department of Labor, such as annual reports and Plan descriptions.

(b)	Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may apply a reasonable charge for the copies.
9.2.    Fiduciary Duties. In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for operation of the employee benefit plans. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of all Plan Participants and beneficiaries.

9.3.    Retaliation. No one, including the Company or any other person, may fire an employee or otherwise discriminate against an employee in any way to prevent an employee from obtaining a welfare benefit or exercising his or her rights under ERISA. If a claim for a welfare benefit is denied in whole or in part, the employee must receive a written explanation of the reason for the denial. Each employee has the right to have the Plan Administrator review and consider his or her claim.

9.4.    Enforcement. Under ERISA, there are steps an employee can take to enforce the above rights. For instance, if an employee requests materials from the Plan and does not receive them within thirty (30) days, the employee may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide materials and pay the employee up to $110 a day until he or she receives the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If an employee has a claim for benefits which is denied or ignored, in whole or in part, he or she may file suit in a state or federal court. If it should happen that an employee is discriminated against for asserting his or her rights, he or she may seek assistance from the U. S. Department of Labor, or may file suit in a federal court. The court will decide who should pay court costs and legal fees. If the employee is successful, the court may order the person sued by the employee to pay these costs and fees. If the employee loses, the court may order the employee to pay these costs and fees, for example if it finds the employee’s claim to be frivolous.

9.5.    Additional Questions. Any employee with questions about the Plan should contact the Plan Administrator. Any employee with questions about this statement or about his or her rights under ERISA should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor listed in the employee’s telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. Employees may also obtain certain publications about their rights and responsibilities under ERISA by calling the Employee Benefits Security Administration’s publications hotline at 1-866-444-3272.

10.    AMENDMENT AND TERMINATION

This Plan document and SPD, which sets forth all of the provisions of the Plan, shall supersede any and all prior oral or written negotiations, commitments, understandings and writings with respect to separation benefits for all employees who become eligible to receive benefits under the Plan. The Committee may modify, alter, amend or terminate this Plan in whole or in part at any time and in any manner not prohibited by law, provided that in the event any modification, alteration or amendment has the effect of materially reducing or diminishing the rights of any SLT Executive hereunder, (i) the Committee must provide at least 90 days’ advance written notice to each SLT Executive so impacted; and (ii) no such amendment will be effective without the written consent of such SLT Executive.

[END OF DOCUMENT]

Exhibit A
GENERAL RELEASE FORM
(To be provided later)

INSERT INTO GENERAL RELEASE
TERMS FOR AGREEMENT FOR SPECIAL CONSULTING SERVICES

1.
Term and Nature of Services. As a condition of receiving the Severance Benefits set forth in Section 4.1 of the Plan, beginning immediately following the Separation Date and continuing until [a date 12 months later] (the “Consulting Term”), Participant shall serve as a special consultant (“Consultant”) to the Company, and will report to and perform duties assigned by the Company’s Chief Executive Officer (the “CEO”) or his or her designee (hereafter, the “Consulting Arrangement”). Participant shall be available to provide services as a Consultant at such times and in such amounts, as requested by the CEO and/or as necessary; provided that such services shall not exceed 10% of Participant’s average amount of work time during the twelve (12) month period prior to the Separation Date, in order to ensure that Participant’s separation from employment with the Company is considered a “Separation from Service” within the meaning of Section 409A of the Internal Revenue Code.

2.
Compensation for Consulting Services. For the Consulting Term, the Separation Benefits set forth in Section 4.1 of the Plan shall be deemed full compensation for the delivery of services as a Consultant, regardless of the number of hours spent by Participant on such consulting services. Participant shall not be asked to provide more than ten (10) hours of consulting services on average per month during such period.

3.
Independent Contractor Status. The parties hereby acknowledge and agree that Participant’s provision of services as a Consultant shall be provided strictly as an independent contractor. Nothing in this General Release Agreement shall be construed to render Participant an employee, co-venturer, agent, or other representative of the Company during the Consulting Term. Participant understands that he/she must comply with all tax laws applicable to a self-employed individual, including the filing of any necessary tax returns and the payment of all income and self-employment taxes. The Company shall not be responsible for, and shall not obtain, worker’s compensation, disability benefits insurance, or unemployment security insurance coverage for Participant. Participant is not eligible for, nor entitled to, and shall not participate in, any of the Company’s benefit plans. Consistent with her duties and obligations under this Consulting Agreement, Participant shall, at all times, maintain sole and exclusive control over the manner and method by which she performs her services as a Consultant.

4.
Early Termination of Consulting Term. The Company may terminate the Consulting Term early if Participant has engaged in any of the following conduct: (i) Participant’s breach of Participant’s obligations under the Plan or this Agreement, including without limitation the Restrictive Covenants set forth in Section 4 of this General Release Agreement or the Confidential Information Agreement; (ii) willful inattention to or misconduct in the performance of consulting services; or (iii) conviction of or entering of a guilty plea or plea of no contest with respect to a felony, a crime of moral turpitude or any other crime with respect to which imprisonment is a possible punishment.